EXHIBIT 99.2
For Additional Information:
CytRx Corporation
CEOcast, Inc.
Dan Schustack
dschustack@ceocast.com
212-732-4300
CYTRX CORPORATION SUBSIDIARY, RXi PHARMACEUTICALS, OBTAINS OPTION
TO LICENSE ALL UNRESTRICTED THERAPEUTIC RNAi TECHNOLOGIES
DEVELOPED IN THE NEXT THREE YEARS BY THE UNIVERSITY OF
MASSACHUSETTS MEDICAL SCHOOL
— Expands Relationship with the University and World-Renowned RNAi Scientists —
WORCESTER, Mass. (January 16, 2007) — CytRx Corporation (NASDAQ: CYTR) today announced that RXi Pharmaceuticals Corporation (RXi), a majority-owned subsidiary of CytRx, has entered into a master agreement with the University of Massachusetts Medical School (UMMS) that provides RXi option rights to license all unrestricted therapeutic RNAi technology developed at UMMS over the next three years, in return for cash payments and equity. RNAi has been shown to effectively interfere with the expression of targeted disease-associated genes with great specificity and potency.
Following disclosure by UMMS of new, unrestricted RNAi technologies, RXi will have the right, by making a specified cash payment to UMMS, to acquire an option to negotiate on an exclusive basis with UMMS to obtain a worldwide, exclusive license to the disclosed technology on commercially reasonable terms. The option rights are contingent upon RXi’s receipt of working capital funding in the coming months. Financial terms were not disclosed for competitive reasons.
Since the co-discovery of RNAi by UMMS scientists in 1998, UMMS has played a leading role in developing potential RNAi therapeutics. RXi is already a licensee to many of these UMMS technologies.
“With this agreement, we gain access to new RNAi technologies developed at UMMS — the birthplace of RNAi. This agreement creates an excellent opportunity for RXi to license leading-edge breakthroughs in RNAi. Technology that we may acquire under this arrangement will further expand our already impressive portfolio of licenses to therapeutic RNAi intellectual property,” said Tod Woolf, Ph.D., President and CEO of RXi.
About RNAi
RNAi is a naturally occurring mechanism within cells for selectively silencing and regulating specific genes. RNAi can shut down disease-causing genes or direct researchers to pathways for effective drug development. Since many diseases are caused by the inappropriate activity of specific genes, the ability to silence genes selectively through RNAi could provide new ways to treat a wide range of human diseases.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology. In September 2006 CytRx announced that arimoclomol was shown to be safe and well tolerated at all three doses tested in its Phase IIa clinical trial in patients with ALS. The Company plans to enter a Phase IIb clinical trial with arimoclomol in ALS in the third quarter of 2007, subject to U.S. Food and Drug Administration (FDA) approval. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS. Also in September 2006, CytRx announced receipt of $24.5 million in a non-dilutive agreement with the privately funded ALS Charitable Remainder Trust to fund continued arimoclomol development for the treatment for ALS in return for a 1% royalty from potential worldwide sales of arimoclomol for the treatment of ALS. The Greater Los Angeles Chapter of The ALS Association is the charitable beneficiary of the ALS Charitable Remainder Trust. For more information on the Company, visit CytRx’s Web site at www.cytrx.com.
About RXi Pharmaceuticals Corporation
Massachusetts-based RXi is a biopharmaceutical research and development company that will focus on developing RNAi-based therapeutics for the treatment of human disease. RXi’s initial focus will be on neurodegenerative diseases, oncology, type 2 diabetes and obesity. RXi has licenses to a diverse series of early patents and patent applications that were filed from 1998-2006 in the areas of RNAi target sequences, RNAi chemistry and RNAi delivery. The company is co-owned by CytRx and RNAi pioneers Craig C. Mello, Ph.D., 2006 Nobel Laureate for co-discovering RNAi, Tariq M. Rana, Ph.D., inventor of fundamental technology for stabilizing RNAi and of RNAi nanotransporters, Gregory J. Hannon, Ph.D., discoverer of RNAi mechanism (RISC) and short hairpin RNAi (shRNAi), and Michael P. Czech, Ph.D., a leader in the application of RNAi to diabetes and obesity. RXi’s CEO, Tod Woolf, Ph.D., previously co-invented and commercialized STEALTH™ RNAi, one of the most widely used second-generation RNAi research products.
About the University of Massachusetts Medical School
The University of Massachusetts Medical School, one of the fastest growing academic health centers in the country, has built a reputation as a world-class research institution, consistently producing noteworthy advances in clinical and basic research. UMMS attracts more than $174 million in research funding annually, 80% of which comes from federal funding sources. Research funding enables UMMS scientists to explore human disease from the molecular level to large-scale clinical trials. Basic and clinical research leads to new approaches for diagnosis, treatment and prevention of disease. Visit www.umassmed.edu for additional information.

Forward-Looking Statements
This press release may contain forward-looking statements (statements as to matters other than historical facts) as defined in the Private Securities Litigation Reform Act of 1995 and in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward looking statements. Examples of such risks and uncertainties include, but are not limited to, the nature of any RNAi technology developed by UMMS during the option period and RXi’s ability to negotiate acceptable license terms and meet milestones to maintain these licenses, RXi’s need to raise significant capital to fund operations and development of its potential products, the need to establish management and other infrastructure for the RXi subsidiary, intense competition with other companies focused on RNAi and larger companies with RNAi programs and with other existing or new therapeutic modalities, the early stage of development of RXi’s technology, and the scope, timing and outcome of pre-clinical and clinical testing and regulatory review of RXi’s potential products. Additional risks or uncertainties are described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.
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